GLENFARNE MERGER CORP.
292 Madison Avenue, 19th Floor

New York, NY 10017

March 17, 2021

VIA EDGAR

Securities and Exchange Commission
Division of Corporation Finance

100 F. Street, N.E.
Washington, D.C. 20549
Attention: Jonathan Burr

Re:	Glenfarne Merger Corp.
Registration Statement on Form S-1
File No. 333-253206

Dear Mr. Burr:

Glenfarne Merger Corp. (the “Company”) previously requested that the effective date of the Company’s Registration Statement on Form S-1, as amended (File No. 333-253206), be accelerated under Rule 461 of the Securities Act of 1933, as amended, so that it will be declared effective at 4:00 p.m., Eastern time, on Wednesday, March 17, 2021, or as soon thereafter as possible.

The Company hereby wishes to withdraw such request for acceleration.

If you have any questions related to this letter, please contact Jason T. Simon of Greenberg Traurig, LLP at (703) 749-1386.

[Remainder of page intentionally left blank.]

Sincerely,

GLENFARNE MERGER Corp.

By:	/s/ Brendan Duval
Name:	Brendan Duval
Title:	Chief Executive Officer

[Signature Page to Withdrawal of Acceleration Request]

Glenfarne merger Corp.
292 Madison Avenue, 19th Floor

New York, NY 10017

March 17, 2021

VIA EDGAR

United States Securities and Exchange Commission
Division of Corporation Finance

100 F. Street, N.E.
Washington, D.C. 20549
Attention: Jonathan Burr

Re:	Glenfarne Merger Corp. Registration Statement on Form S-1 File No. 333-253206

Dear Mr. Burr:

Glenfarne Merger Corp. (the “Company”) hereby requests that the effective date of the Company’s Registration Statement on Form S-1, as amended (File No. 333-253206), be accelerated under Rule 461 of the Securities Act of 1933, as amended, so that it will be declared effective at 4:00 p.m., Eastern time, on March 18, 2021, or as soon thereafter as possible.

[Remainder of page intentionally left blank.]

Sincerely,

GLENFARNE MERGER Corp.

By:	/s/ Brendan Duval
Name:	Brendan Duval
Title:	Chief Executive Officer

[Signature Page to Acceleration Request]